Exhibit 99.1

UGI Corporation Appoints Melanie Ruiz and David Bingenheimer to its Board of Directors

September 30, 2024

VALLEY FORGE, Pa., September 30 – UGI Corporation (NYSE: UGI) announced today that Melanie Ruiz and David Bingenheimer were appointed as directors of UGI Corporation, effective November 1, 2024.

Ms. Ruiz serves as Chief Information and Technology Officer for ABM Industries (NYSE: ABM), a position she has held since joining ABM in 2020.  ABM is one of the world’s largest providers of integrated facility solutions that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions.  Ms. Ruiz’s responsibilities at ABM Industries include leading ABM’s enterprise-wide technology strategy and operations as well as ABM’s robust cybersecurity and infrastructure program.  Prior to ABM Industries, Ms. Ruiz served as Chief Information Officer, Americas (2017-2020) for Cushman & Wakefield and as Vice President of Technology (2009-2017) for Scientific Games.

Mr. Bingenheimer is the Executive Vice President and General Manager, Ecolab Digital, for Ecolab Inc. (NYSE: ECL), a global company that provides water, hygiene and infection prevention solutions and services that protect people and vital resources.  Mr. Bingenheimer joined Ecolab in 2022 as Executive Vice President and Chief Information Officer.  Previously, Mr. Bingenheimer served as Chief Digital Information Officer (2018 – 2021) and Vice President – Information Technology (2017 – 2022) for Honeywell.  Prior to Honeywell, Mr. Bingenheimer served as the Chief Information Officer for the flooring segment of Mohawk Industries and held information technology roles of increasing responsibility at several industrial and manufacturing companies.

Mario Longhi, the Company’s Interim President and Chief Executive Officer and Chairman of UGI’s Board, said, “We are looking forward to welcoming Melanie and David to our Board of Directors. The breadth and depth of Melanie’s and David’s expertise and experience in IT, strategy and operations will add significant value to UGI’s Board.  We believe their unique skillsets will enhance our capabilities as a Board as we seek to deliver on UGI’s long-term strategy.”

About UGI

UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the U.S. and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

CONTACT INVESTOR RELATIONS

610-337-1000

Tameka Morris, ext. 6297

Arnab Mukherjee, ext. 7498